UBS TAMARACK INTERNATIONAL FUND, LLC

Security: AngloGold Ashanti Ltd
Date of Purchase: 10/2/07
Price: $44.11
Shares Purchased: 465,670 shares
Purchased From: Goldman Sachs
Aggregate amount of offering: 61,000,000 shares